Exhibit 99.1
ENDO REPORTS FIRST-QUARTER 2022 FINANCIAL RESULTS
DUBLIN, May 5, 2022 -- Endo International plc (NASDAQ: ENDP) today reported financial results for the first-quarter ended March 31, 2022 and provided second-quarter 2022 financial guidance.
“Despite challenging market dynamics for VASOSTRICT®, our first-quarter financial performance was in-line with our expectations with growth in our Branded Specialty Products portfolio driven by XIAFLEX® and our Generics segment driven by varenicline, the only FDA approved generic for Chantix®,” said Blaise Coleman, Endo’s President and Chief Executive Officer. “As we manage through the VASOSTRICT® loss of exclusivity over the near term, we remain focused on investing to advance our product portfolio for the long term. This includes executing on our XIAFLEX® maximization initiative, furthering our commitment to making QWO® the cornerstone treatment for cellulite through the expected launch of a new clinical study later this quarter, and bolstering our sterile injectables product pipeline with our recently announced acquisition.”
FIRST-QUARTER FINANCIAL PERFORMANCE
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021	Change
Total Revenues, Net	$652,259	$717,919	(9)%
Reported (Loss) Income from Continuing Operations	$(65,300)	$47,059	NM
Reported Diluted Weighted Average Shares	233,879	238,671	(2)%
Reported Diluted Net (Loss) Income per Share from Continuing Operations	$(0.28)	$0.20	NM
Reported Net (Loss) Income	$(71,974)	$41,524	NM
Adjusted Income from Continuing Operations (2)(3)	$155,939	$174,917	(11)%
Adjusted Diluted Weighted Average Shares (1)(2)	236,716	238,671	(1)%
Adjusted Diluted Net Income per Share from Continuing Operations (2)(3)	$0.66	$0.73	(10)%
Adjusted EBITDA (2)(3)	$310,926	$364,715	(15)%
__________
(1)Reported Diluted Net (Loss) Income per Share from Continuing Operations is computed based on weighted average shares outstanding and, if there is income from continuing operations during the period, the dilutive impact of ordinary share equivalents outstanding during the period. In the case of Adjusted Diluted Weighted Average Shares, Adjusted Income from Continuing Operations is used in determining whether to include such dilutive impact.
(2)The information presented in the table above includes non-GAAP financial measures such as Adjusted Income from Continuing Operations, Adjusted Diluted Weighted Average Shares, Adjusted Diluted Net Income per Share from Continuing Operations and Adjusted EBITDA. Refer to the “Supplemental Financial Information” section below for reconciliations of certain non-GAAP financial measures to the most directly comparable GAAP financial measures.
(3)Effective January 1, 2022, these non-GAAP financial measures now include acquired in-process research and development charges which were previously excluded under our legacy non-GAAP policy. This change has been applied retrospectively to all periods presented. Refer to note (14) in the “Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures” section below for additional discussion.
CONSOLIDATED RESULTS
Total revenues were $652 million in first-quarter 2022, a decrease of 9% compared to $718 million during the same period in 2021. This decrease was primarily attributable to decreased revenues from our Sterile Injectables segment, partially offset by increased revenues from our Generic Pharmaceuticals segment and the Specialty Products portfolio of our Branded Pharmaceuticals segment.

Reported loss from continuing operations in first-quarter 2022 was $65 million compared to reported income from continuing operations of $47 million during the same period in 2021. This decrease was primarily due to decreased revenues and increased operating expenses related to our investment in consumer marketing efforts supporting XIAFLEX® as well as higher litigation-related costs and asset impairment charges. Reported diluted net loss per share from continuing operations in first-quarter 2022 was $0.28 compared to reported diluted net income per share from continuing operations in first-quarter 2021 of $0.20.
Adjusted income from continuing operations in first-quarter 2022 was $156 million compared to $175 million in first-quarter 2021. This result was primarily attributable to decreased revenues. Adjusted diluted net income per share from continuing operations in first-quarter 2022 was $0.66 compared to $0.73 in first-quarter 2021.
BRANDED PHARMACEUTICALS SEGMENT
First-quarter 2022 Branded Pharmaceuticals segment revenues were $205 million, a decrease of 1% compared to $207 million during first-quarter 2021.
Specialty Products revenues increased 4% to $149 million in first-quarter 2022 compared to $143 million in first-quarter 2021, with sales of XIAFLEX® increasing 4% to $99 million compared to sales of $95 million in first-quarter 2021. Established Products revenues decreased 12% to $56 million in first-quarter 2022 compared to $63 million in first-quarter 2021, driven primarily by ongoing generic competition.
STERILE INJECTABLES SEGMENT
First-quarter 2022 Sterile Injectables segment revenues were $240 million, a decrease of 22% compared to $309 million during first-quarter 2021. This was primarily attributable to decreased VASOSTRICT® revenues due to generic competition as well as lower overall demand as COVID-19 related hospitalizations decline.
GENERIC PHARMACEUTICALS SEGMENT
First-quarter 2022 Generic Pharmaceuticals segment revenues were $186 million, an increase of 3% compared to $181 million during first-quarter 2021. This increase was primarily attributable to revenues from varenicline tablets, the only FDA-approved generic version of Chantix®, which launched during third-quarter 2021, partially offset by competitive pressure on certain other generic products.
INTERNATIONAL PHARMACEUTICALS SEGMENT
First-quarter 2022 International Pharmaceuticals segment revenues were $21 million compared to $22 million during first-quarter 2021.

SECOND-QUARTER 2022 FINANCIAL GUIDANCE
Due to uncertainties in certain key assumptions, Endo is only providing financial guidance for the second quarter ending June 30, 2022 at this time. These statements are forward-looking, and actual results may differ materially from Endo’s expectations, as further discussed below under the heading “Cautionary Note Regarding Forward-Looking Statements.”
As previously communicated, beginning with the financial guidance provided in connection with its first-quarter 2022 financial reporting, Endo now includes in its forward-looking financial guidance the impact of acquired in-process research and development charges already incurred in the relevant period, or expected to be incurred for transactions signed through a certain date, but will not include any impact for costs which may be incurred in connection with potential business development activities entered after such date. The guidance provided below includes estimated in-process research and development charges for transactions signed through May 5, 2022, inclusive of the recently announced $35 million sterile injectable product acquisition from Nevakar Injectables, Inc.

Second-Quarter 2022
Total Revenues, Net	$500 - $525M
Adjusted EBITDA	$110 - $125M
Adjusted Diluted Net Income (Loss) per Share from Continuing Operations	($0.17) - ($0.15)
Assumptions:
Adjusted Gross Margin	~67.0%
Adjusted Operating Expenses as a Percentage of Total Revenues, Net	~46.5%
Adjusted Interest Expense	~$143M
Adjusted Effective Tax Rate	~1.0%
Adjusted Diluted Weighted Average Shares	~235M
BALANCE SHEET, LIQUIDITY AND OTHER UPDATES
As of March 31, 2022, the Company had approximately $1.4 billion in unrestricted cash; $8.1 billion of debt; and a net debt to adjusted EBITDA ratio of 4.7. These amounts reflect the Company’s repayment of approximately $180 million of senior notes during the first quarter of 2022.
First-quarter 2022 net cash provided by operating activities was $201 million compared to $244 million provided by operating activities during the first-quarter 2021. This decrease was primarily attributable to decreased revenues.
CONFERENCE CALL INFORMATION
Endo will conduct a conference call with financial analysts to discuss this press release tomorrow, May 6, 2022, at 7:30 a.m. ET. The dial-in number to access the call is U.S./Canada (866) 497-0462, International (678) 509-7598, and the passcode is 8947159.
Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from May 6, 2022 at 10:30 a.m. ET until 9:30 a.m. ET on May 13, 2022 by dialing U.S./Canada (855) 859-2056 International (404) 537-3406, and entering the passcode 8947159.
A simultaneous webcast of the call can be accessed by visiting https://investor.endo.com/events-and-presentations. In addition, a replay of the webcast will be available on the Company website for one year following the event.
Chantix® is a registered trademark of Pfizer Inc.

FINANCIAL SCHEDULES
The following table presents Endo's unaudited Total revenues, net for the three months ended March 31, 2022 and 2021 (dollars in thousands):

	Three Months Ended March 31,		Percent Growth
	2022	2021
Branded Pharmaceuticals:
Specialty Products:
XIAFLEX®	$99,484	$95,270	4%
SUPPRELIN® LA	28,830	28,028	3%
Other Specialty (1)	20,744	20,032	4%
Total Specialty Products	$149,058	$143,330	4%
Established Products:
PERCOCET®	$26,175	$25,625	2%
TESTOPEL®	8,880	11,189	(21)%
Other Established (2)	20,748	26,491	(22)%
Total Established Products	$55,803	$63,305	(12)%
Total Branded Pharmaceuticals (3)	$204,861	$206,635	(1)%
Sterile Injectables:
VASOSTRICT®	$155,890	$223,946	(30)%
ADRENALIN®	33,823	29,437	15%
Other Sterile Injectables (4)	50,315	55,362	(9)%
Total Sterile Injectables (3)	$240,028	$308,745	(22)%
Total Generic Pharmaceuticals (5)	$185,944	$180,873	3%
Total International Pharmaceuticals (6)	$21,426	$21,666	(1)%
Total revenues, net	$652,259	$717,919	(9)%
__________
(1)Products included within Other Specialty include NASCOBAL® Nasal Spray, AVEED® and QWO®.
(2)Products included within Other Established include, but are not limited to, EDEX® and LIDODERM®.
(3)Individual products presented above represent the top two performing products in each product category for the three months ended March 31, 2022 and/or any product having revenues in excess of $25 million during any quarterly period in 2022 or 2021.
(4)Products included within Other Sterile Injectables include ertapenem for injection, APLISOL® and others.
(5)The Generic Pharmaceuticals segment is comprised of a portfolio of products that are generic versions of branded products, are distributed primarily through the same wholesalers, generally have no intellectual property protection and are sold within the U.S. During the three months ended March 31, 2022, varenicline tablets (our generic version of Pfizer Inc.’s Chantix®), which launched in September 2021, made up 10% of consolidated total revenues. No other individual product within this segment has exceeded 5% of consolidated total revenues for the periods presented.
(6)The International Pharmaceuticals segment, which accounted for less than 5% of consolidated total revenues for each of the periods presented, includes a variety of specialty pharmaceutical products sold outside the U.S., primarily in Canada through our operating company Paladin Labs Inc.

The following table presents unaudited Condensed Consolidated Statement of Operations data for the three months ended March 31, 2022 and 2021 (in thousands, except per share data):

	Three Months Ended March 31,
	2022	2021
TOTAL REVENUES, NET	$652,259	$717,919
COSTS AND EXPENSES:
Cost of revenues	273,215	305,293
Selling, general and administrative	227,161	187,174
Research and development	36,130	29,739
Acquired in-process research and development	2,900	—
Litigation-related and other contingencies, net	25,154	637
Asset impairment charges	19,953	3,309
Acquisition-related and integration items, net	(1,377)	(5,022)
Interest expense, net	134,949	134,341
Loss on extinguishment of debt	—	13,753
Other expense, net	1,289	912
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(67,115)	$47,783
INCOME TAX (BENEFIT) EXPENSE	(1,815)	724
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(65,300)	$47,059
DISCONTINUED OPERATIONS, NET OF TAX	(6,674)	(5,535)
NET (LOSS) INCOME	$(71,974)	$41,524
NET (LOSS) INCOME PER SHARE—BASIC:
Continuing operations	$(0.28)	$0.20
Discontinued operations	(0.03)	(0.02)
Basic	$(0.31)	$0.18
NET (LOSS) INCOME PER SHARE—DILUTED:
Continuing operations	$(0.28)	$0.20
Discontinued operations	(0.03)	(0.03)
Diluted	$(0.31)	$0.17
WEIGHTED AVERAGE SHARES:
Basic	233,879	230,551
Diluted	233,879	238,671

The following table presents unaudited Condensed Consolidated Balance Sheet data at March 31, 2022 and December 31, 2021 (in thousands):

	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,413,150	$1,507,196
Restricted cash and cash equivalents	181,768	124,114
Accounts receivable	473,295	592,019
Inventories, net	283,826	283,552
Other current assets	140,753	207,705
Total current assets	$2,492,792	$2,714,586
TOTAL NON-CURRENT ASSETS	5,954,419	6,052,829
TOTAL ASSETS	$8,447,211	$8,767,415
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses, including legal settlement accruals	$1,336,819	$1,417,892
Other current liabilities	39,323	212,070
Total current liabilities	$1,376,142	$1,629,962
LONG-TERM DEBT, LESS CURRENT PORTION, NET	8,040,992	8,048,980
OTHER LIABILITIES	341,075	332,459
SHAREHOLDERS’ DEFICIT	(1,310,998)	(1,243,986)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$8,447,211	$8,767,415

The following table presents unaudited Condensed Consolidated Statement of Cash Flow data for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021
OPERATING ACTIVITIES:
Net (loss) income	$(71,974)	$41,524
Adjustments to reconcile Net (loss) income to Net cash provided by operating activities:
Depreciation and amortization	106,315	118,485
Asset impairment charges	19,953	3,309
Other, including cash payments to claimants from Qualified Settlement Funds	147,025	80,522
Net cash provided by operating activities	$201,319	$243,840
INVESTING ACTIVITIES:
Capital expenditures, excluding capitalized interest	$(23,025)	$(16,733)
Acquisitions, including in-process research and development, net of cash and restricted cash acquired	(24,520)	—
Proceeds from sale of business and other assets, net	541	818
Other	(1,840)	(1,133)
Net cash used in investing activities	$(48,844)	$(17,048)
FINANCING ACTIVITIES:
Payments on borrowings, net	$(186,812)	$(36,818)
Other	(2,386)	(10,532)
Net cash used in financing activities	$(189,198)	$(47,350)
Effect of foreign exchange rate	331	399
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS	$(36,392)	$179,841
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, BEGINNING OF PERIOD	1,631,310	1,385,000
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, END OF PERIOD	$1,594,918	$1,564,841

SUPPLEMENTAL FINANCIAL INFORMATION
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information on the Company’s use of such non-GAAP financial measures, refer to Endo’s Current Report on Form 8-K furnished today to the U.S. Securities and Exchange Commission, which includes an explanation of the Company’s reasons for using non-GAAP measures.
The tables below provide reconciliations of certain of the Company’s non-GAAP financial measures to their most directly comparable GAAP amounts. Refer to the “Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures” section below for additional details regarding the adjustments to the non-GAAP financial measures detailed throughout this Supplemental Financial Information section.
As previously communicated, in response to views expressed by the U.S. Securities and Exchange Commission, the Company has, effective January 1, 2022, revised its definition of its adjusted financial measures to no longer exclude Acquired in-process research and development charges (representing the research and development costs it had previously labeled as “Upfront and milestone payments to partners”). As a result of this change, the Company’s adjusted financial measures now reflect the impact of those transactions. The inclusion of the impact of these transactions, which may occur from time to time, could result in significant, but temporary, fluctuations in both our GAAP and Non-GAAP financial measures in the period(s) in which they are incurred. These charges also are not indicative of the underlying performance of our operations during the period. This change was applied retrospectively to all periods presented herein. Refer to footnote (14) in the “Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures” section below for additional discussion.
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP)
The following table provides a reconciliation of Net (loss) income (GAAP) to Adjusted EBITDA (non-GAAP) for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021
Net (loss) income (GAAP)	$(71,974)	$41,524
Income tax (benefit) expense	(1,815)	724
Interest expense, net	134,949	134,341
Depreciation and amortization (1)	102,638	111,579
EBITDA (non-GAAP)	$163,798	$288,168
Amounts related to continuity and separation benefits, cost reductions and strategic review initiatives (2)	57,649	23,720
Certain litigation-related and other contingencies, net (3)	25,154	637
Certain legal costs (4)	32,732	19,276
Asset impairment charges (5)	19,953	3,309
Acquisition-related and integration costs (6)	—	431
Fair value of contingent consideration (7)	(1,377)	(5,453)
Loss on extinguishment of debt (8)	—	13,753
Share-based compensation (1)	4,929	9,993
Other expense, net (9)	1,289	912
Other (10)	125	4,434
Discontinued operations, net of tax (11)	6,674	5,535
Adjusted EBITDA (non-GAAP) (14)	$310,926	$364,715

Reconciliation of Adjusted Income from Continuing Operations (non-GAAP)
The following table provides a reconciliation of the Company’s (Loss) income from continuing operations (GAAP) to Adjusted income from continuing operations (non-GAAP) for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021
(Loss) income from continuing operations (GAAP)	$(65,300)	$47,059
Non-GAAP adjustments:
Amortization of intangible assets (12)	90,234	95,130
Amounts related to continuity and separation benefits, cost reductions and strategic review initiatives (2)	57,649	23,720
Certain litigation-related and other contingencies, net (3)	25,154	637
Certain legal costs (4)	32,732	19,276
Asset impairment charges (5)	19,953	3,309
Acquisition-related and integration costs (6)	—	431
Fair value of contingent consideration (7)	(1,377)	(5,453)
Loss on extinguishment of debt (8)	—	13,753
Other (10)	1,323	5,582
Tax adjustments (13)	(4,429)	(28,527)
Adjusted income from continuing operations (non-GAAP) (14)	$155,939	$174,917

Reconciliation of Other Adjusted Income Statement Data (non-GAAP)
The following tables provide detailed reconciliations of various other income statement data between the GAAP and non-GAAP amounts for the three months ended March 31, 2022 and 2021 (in thousands, except per share data):

Three Months Ended March 31, 2022
	Total revenues, net	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax (benefit) expense	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income	Diluted net (loss) income per share from continuing operations (15)
Reported (GAAP)	$652,259	$273,215	$379,044	58.1%	$309,921	47.5%	$69,123	10.6%	$136,238	$(67,115)	$(1,815)	2.7%	$(65,300)	$(6,674)	$(71,974)	$(0.28)
Items impacting comparability:
Amortization of intangible assets (12)	—	(90,234)	90,234		—		90,234		—	90,234	—		90,234	—	90,234
Amounts related to continuity and separation benefits, cost reductions and strategic review initiatives (2)	—	(15,737)	15,737		(41,912)		57,649		—	57,649	—		57,649	—	57,649
Certain litigation-related and other contingencies, net (3)	—	—	—		(25,154)		25,154		—	25,154	—		25,154	—	25,154
Certain legal costs (4)	—	—	—		(32,732)		32,732		—	32,732	—		32,732	—	32,732
Asset impairment charges (5)	—	—	—		(19,953)		19,953		—	19,953	—		19,953	—	19,953
Fair value of contingent consideration (7)	—	—	—		1,377		(1,377)		—	(1,377)	—		(1,377)	—	(1,377)
Other (10)	—	(125)	125		—		125		(1,198)	1,323	—		1,323	—	1,323
Tax adjustments (13)	—	—	—		—		—		—	—	4,429		(4,429)	—	(4,429)
Discontinued operations, net of tax (11)	—	—	—		—		—		—	—	—		—	6,674	6,674
After considering items (non-GAAP) (14)	$652,259	$167,119	$485,140	74.4%	$191,547	29.4%	$293,593	45.0%	$135,040	$158,553	$2,614	1.6%	$155,939	$—	$155,939	$0.66

Three Months Ended March 31, 2021
	Total revenues, net	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating income from continuing operations	Operating margin %	Other non-operating expense, net	Income from continuing operations before income tax	Income tax expense	Effective tax rate	Income from continuing operations	Discontinued operations, net of tax	Net income	Diluted net income per share from continuing operations (15)
Reported (GAAP)	$717,919	$305,293	$412,626	57.5%	$215,837	30.1%	$196,789	27.4%	$149,006	$47,783	$724	1.5%	$47,059	$(5,535)	$41,524	$0.20
Items impacting comparability:
Amortization of intangible assets (12)	—	(95,130)	95,130		—		95,130		—	95,130	—		95,130	—	95,130
Amounts related to continuity and separation benefits, cost reductions and strategic review initiatives (2)	—	(15,296)	15,296		(8,424)		23,720		—	23,720	—		23,720	—	23,720
Certain litigation-related and other contingencies, net (3)	—	—	—		(637)		637		—	637	—		637	—	637
Certain legal costs (4)	—	—	—		(19,276)		19,276		—	19,276	—		19,276	—	19,276
Asset impairment charges (5)	—	—	—		(3,309)		3,309		—	3,309	—		3,309	—	3,309
Acquisition-related and integration costs (6)	—	—	—		(431)		431		—	431	—		431	—	431
Fair value of contingent consideration (7)	—	—	—		5,453		(5,453)		—	(5,453)	—		(5,453)	—	(5,453)
Loss on extinguishment of debt (8)	—	—	—		—		—		(13,753)	13,753	—		13,753	—	13,753
Other (10)	—	(526)	526		(3,909)		4,435		(1,147)	5,582	—		5,582	—	5,582
Tax adjustments (13)	—	—	—		—		—		—	—	28,527		(28,527)	—	(28,527)
Discontinued operations, net of tax (11)	—	—	—		—		—		—	—	—		—	5,535	5,535
After considering items (non-GAAP) (14)	$717,919	$194,341	$523,578	72.9%	$185,304	25.8%	$338,274	47.1%	$134,106	$204,168	$29,251	14.3%	$174,917	$—	$174,917	$0.73

Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures
Notes to certain line items included in the reconciliations of the GAAP financial measures to the non-GAAP financial measures for the three months ended March 31, 2022 and 2021 are as follows:
(1)    Depreciation and amortization and Share-based compensation amounts per the Adjusted EBITDA reconciliations do not include amounts reflected in other lines of the reconciliations, including Amounts related to continuity and separation benefits, cost reductions and strategic review initiatives.
(2)    Adjustments for amounts related to continuity and separation benefits, cost reductions and strategic review initiatives included the following (in thousands):

	Three Months Ended March 31,
	2022		2021
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Continuity and separation benefits	$5,252	$27,075	$5,192	$3,352
Accelerated depreciation	2,164	1,513	5,054	1,853
Other, including strategic review initiatives	8,321	13,324	5,050	3,219
Total	$15,737	$41,912	$15,296	$8,424
The amounts in the tables above include adjustments related to previously announced restructuring activities, certain continuity and transitional compensation arrangements, certain other cost reduction initiatives and certain strategic review initiatives.
(3)    To exclude adjustments to accruals for litigation-related settlement charges and certain settlement proceeds related to suits filed by subsidiaries.
(4)    To exclude opioid-related legal expenses.
(5)    Adjustments for asset impairment charges included the following (in thousands):

	Three Months Ended March 31,
	2022	2021
Other intangible asset impairment charges	$19,953	$2,882
Property, plant and equipment impairment charges	—	427
Total	$19,953	$3,309
(6)    To exclude integration costs.
(7)    To exclude the impact of changes in the fair value of contingent consideration liabilities resulting from changes to estimates regarding the timing and amount of the future revenues of the underlying products and changes in other assumptions impacting the probability of incurring, and extent to which the Company could incur, related contingent obligations.
(8)    To exclude the loss on the extinguishment of debt associated with the Company’s March 2021 refinancing transactions.
(9)    To exclude Other expense, net per the Condensed Consolidated Statements of Operations.
(10)    The “Other” rows included in each of the above reconciliations of GAAP financial measures to non-GAAP financial measures (except for the reconciliations of Net (loss) income (GAAP) to Adjusted EBITDA (non-GAAP)) include the following (in thousands):

	Three Months Ended March 31,
	2022			2021
	Cost of revenues	Operating expenses	Other non-operating expenses	Cost of revenues	Operating expenses	Other non-operating expenses
Foreign currency impact related to the re-measurement of intercompany debt instruments	$—	$—	$1,198	$—	$—	$1,147
Debt modification costs	—	—	—	—	3,879	—
Other miscellaneous	125	—	—	526	30	—
Total	$125	$—	$1,198	$526	$3,909	$1,147
The “Other” row included in the reconciliations of Net (loss) income (GAAP) to Adjusted EBITDA (non-GAAP) primarily relates to the items enumerated in the foregoing “Cost of revenues” and “Operating expenses” columns.
(11)    To exclude the results of the businesses reported as discontinued operations, net of tax.

(12)    To exclude amortization expense related to intangible assets.
(13)    Adjusted income taxes are calculated by tax effecting adjusted pre-tax income and permanent book-tax differences at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdictions in which the Company operates. Adjusted income taxes include current and deferred income tax expense commensurate with the non-GAAP measure of profitability.
(14)    Effective January 1, 2022, these non-GAAP financial measures now include acquired in-process research and development charges which were previously excluded under our legacy non-GAAP policy. This change has been applied retrospectively to all periods presented. Amounts of Acquired in-process research and development charges included within these non-GAAP financial measures are set forth in the table below (in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022
Acquired in-process research and development charges	$2,900	$—	$28,020
(15)    Calculated as income or loss from continuing operations divided by the applicable weighted average share number. The applicable weighted average share numbers are as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
GAAP	233,879	238,671
Non-GAAP Adjusted	236,716	238,671

Reconciliation of Net Debt Leverage Ratio (non-GAAP)
The following table provides a reconciliation of Net loss (GAAP) to Adjusted EBITDA (non-GAAP) for the twelve months ended March 31, 2022 (in thousands) and the calculation of the Company’s Net Debt Leverage Ratio (non-GAAP):

Twelve Months Ended March 31, 2022
Net loss (GAAP)	$(726,743)
Income tax expense	19,939
Interest expense, net	562,961
Depreciation and amortization (1)	423,439
EBITDA (non-GAAP)	$279,596
Amounts related to continuity and separation benefits, cost reductions and strategic review initiatives	124,841
Certain litigation-related and other contingencies, net	370,012
Certain legal costs	149,604
Asset impairment charges	431,621
Acquisition-related and integration costs	(17)
Fair value of contingent consideration	(4,717)
Share-based compensation (1)	24,163
Other income, net	(19,397)
Other	904
Discontinued operations, net of tax	45,303
Adjusted EBITDA (non-GAAP) (14)	$1,401,913

Calculation of Net Debt:
Debt	$8,067,108
Cash (excluding Restricted Cash)	1,413,150
Net Debt (non-GAAP)	$6,653,958

Calculation of Net Debt Leverage:
Net Debt Leverage Ratio (non-GAAP) (a)	4.7
__________
(a)As further discussed in footnote (14) in the “Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures” section, effective January 1, 2022, Adjusted EBITDA now includes acquired in-process research and development charges which were previously excluded under our legacy non-GAAP policy. The inclusion of these amounts did not significantly impact the calculated Net Debt Leverage Ratio for the twelve-month period ended March 31, 2022. However, to the extent we incur additional acquired in-process research and development charges in the future, it could result in increases to this ratio.

Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not prescribed by or prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP net income and its components and diluted net income per share amounts. Despite the importance of these measures to management in goal setting and performance measurement, the company stresses that these are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted EBITDA and non-GAAP adjusted net income from continuing operations and its components (unlike GAAP net income from continuing operations and its components) may not be comparable to the calculation of similar measures of other companies. These non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance.
Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures. However, the Company does not provide reconciliations of projected non-GAAP financial measures to GAAP financial measures, nor does it provide comparable projected GAAP financial measures for such projected non-GAAP financial measures. The Company is unable to provide such reconciliations without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for asset impairments, contingent consideration adjustments, legal settlements, gain / loss on extinguishment of debt, adjustments to inventory and other charges reflected in the reconciliation of historic numbers, the amounts of which could be significant.
See Endo’s Current Report on Form 8-K furnished today to the U.S. Securities and Exchange Commission for an explanation of Endo’s non-GAAP financial measures.
About Endo International plc
Endo (NASDAQ: ENDP) is a specialty pharmaceutical company committed to helping everyone we serve live their best life through the delivery of quality, life-enhancing therapies. Our decades of proven success come from a global team of passionate employees collaborating to bring the best treatments forward. Together, we boldly transform insights into treatments benefiting those who need them, when they need them. Learn more at www.endo.com or connect with us on LinkedIn.
Cautionary Note Regarding Forward-Looking Statements
Certain information in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation, including, but not limited to, the statements by Mr. Coleman, as well as other statements regarding product demand or revenue; plans for investments; generic competition; the advancement of our product portfolio; financial guidance or outlook for the second quarter of 2022, full-year 2022 or any other future periods; and any other statements that refer to our expected, estimated or anticipated future results or that do not relate solely to historical facts. Statements including words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future,” “potential” or similar expressions are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo. All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. Actual results may differ materially and adversely from current expectations based on a number of factors affecting Endo’s businesses, including, among other things, the following: the outcome of our strategic review, contingency planning and any potential restructuring or bankruptcy filing; the timing, impact or results of any pending or future litigation, investigations, proceedings or claims, including opioid, tax and antitrust related matters; actual or contingent liabilities; settlement discussions or negotiations; the impact of competition, including the loss of exclusivity and generic competition for VASOSTRICT®; our ability to satisfy judgments or settlements or pursue appeals including bonding requirements; our ability to adjust to changing market conditions; our ability to attract and retain key personnel; our inability to maintain compliance with financial covenants and operating obligations which would expose us to potential events of default under our outstanding indebtedness; our ability to incur additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes; our ability to refinance our indebtedness; a significant reduction in our short-term or long-term revenues which could cause us to be unable to fund our operations and liquidity needs or repay indebtedness; supply chain interruptions or difficulties; changes in competitive or market conditions; changes in legislation or regulatory developments; our ability to obtain and maintain adequate protection for our intellectual property rights; the timing and uncertainty of the results of both the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; our ability to integrate any newly acquired products into our portfolio and achieve any financial or commercial expectations; the impact that known and unknown side effects may have on market perception and consumer preference for our products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of any strategic initiatives; unfavorable publicity regarding the misuse of opioids; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; our ability to advance our strategic priorities, develop our product pipeline and continue to develop the market for QWO® and other products; and our ability to obtain and successfully manufacture, maintain and distribute a sufficient supply of products to meet market demand in a timely manner. In addition, U.S. and international economic conditions, including consumer confidence and debt levels, taxation, changes in interest and currency exchange rates, international relations, capital and credit availability, the status of financial markets and institutions, the impact of and response to the ongoing COVID-19 pandemic and the impact of continued economic volatility, can materially affect our results. The occurrence or possibility of any such result has caused us to engage, and may result in further engagement in strategic reviews that ultimately may result in our pursuing one or more significant corporate transactions or other remedial measures, including on a preventative or proactive basis. Those remedial measures could include a potential bankruptcy filing (which, if it occurred, would subject us to additional risks and uncertainties that could adversely affect our business prospects and ability to continue as a going concern), corporate reorganization or restructuring activities involving all or a portion of our business, asset sales or other divestitures, cost-saving initiatives or other corporate realignments, seeking strategic partnerships and exiting certain product or geographic markets. Some of these measures could take significant time to implement and others may require judicial or other third-party approval. Any such actions may be complex, could entail significant costs and charges or could otherwise negatively impact shareholder value, and there can be no assurance that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all, or that they will result in their intended benefits. Therefore, the reader is cautioned not to rely on these forward-looking statements. Endo expressly disclaims any intent or obligation to update these forward-looking statements, except as required to do so by law.

Additional information concerning risk factors, including those referenced above, can be found in press releases issued by Endo, as well as Endo’s public periodic filings with the U.S. Securities and Exchange Commission and with securities regulators in Canada, including the discussion under the heading “Risk Factors” in Endo’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or other filings with the U.S. Securities and Exchange Commission. Copies of Endo’s press releases and additional information about Endo are available at www.endo.com or you can contact the Endo Investor Relations Department by calling 845-364-4833.
SOURCE Endo International plc
Media: Heather Zoumas-Lubeski, (484) 216-6829; Investors: Pravesh Khandelwal, (845) 364-4833
#####